316 California Avenue, Suite 543 Reno, NV 89509 Tel : 888 909-5548 Fax : 888 909-1033

Trading Symbol: NGLD

NEWS RELEASE

NEVADA CANYON PROVIDES CORPORATE UPDATE

July 20, 2017 Nevada Canyon Gold Corp. (OTC Pink: NGLD) (The “Company” or “Nevada Canyon”) is pleased to announce completion of the property purchase agreement with Walker River Resources Corp (TSX.V: WRR) (“Walker”) on the Lapon Canyon gold project, located approximately 60 kilometres southeast of Yerington, Nevada. The Company also announces a significant increase in its land position at the Garfield Flats Project located in Mineral County, Nevada about 18 miles southeast of the town of Hawthorne, NV.

The Company has been informed by Walker it received TSX Venture Exchange approval for the property purchase agreement with Nevada Canyon, previously announced by Walker on July 6, 2017.

Under terms of the property purchase agreement, Walker acquired Nevada Canyon’s 30% interest in the Lapon Project in exchange for 9,100,000 common shares of Walker and warrants to acquire an additional 11,900,000 common shares. Each warrant is exercisable for a period of five years without further consideration into one common share in the capital of the Walker. The terms of the warrants contain a provision that Nevada Canyon cannot exercise any warrants which would result in it owning 10% or more of the issued and outstanding shares of Walker.

Walker River Resources Corp announced a significant gold discovery on the Lapon gold project in 2016.

Additionally, on June 7, 2017, (see Form 8K 06-08-17) Nevada Canyon entered into an Exploration Lease and Option to Purchase Agreement with Goodsprings Development LLC, on the Garfield Flats Project, consisting of 12 claims, (240 acres) located in Mineral County, Nevada about 18 miles southeast of the town of Hawthorne.

The term of the Agreement commences on June 7, 2017 and continues for ten (10) years, subject to NCG’s right to extend the Agreement for two (2) additional terms of ten (10) years each, and subject to NCG’s option to purchase the Property. Full consideration of the Agreement consists of the following: an initial cash payment of $15,000.00 that was paid upon the execution of the agreement on June 7, 2017, $15,000.00 to be paid on the first anniversary of the effective date, $20,000.00 to be paid on the second and third anniversary of the effective date, $25,000.00 to be paid on the fourth and fifth anniversary of the effective date, $40,000.00 to be paid on the sixth anniversary of the effective date and any succeeding anniversary of the Effective Date. Nevada Canyon has the exclusive option and right to acquire 100% ownership of the Property (the “Option”). The purchase price of the Property shall be Three Hundred Thousand Dollars ($300,000.00) (the “Purchase Price”).

Finally, Nevada Canyon has increased its land holdings at the Garfield Flats Project by acquiring through staking, an additional 144 claims (2960 acres). Nevada Canyon’s land holdings now cover several past producing small scale high grade mines, altered and mineralized zones discovered by geological compilations and mapping of the historical workings, conducted by the Company’s geologists. Sampling on the project has revealed the presence of copper, bismuth, and antimony as well as pervasive lower grade gold mineralization, cut by vein structures (some previously mined) of higher grade gold. Previous induced polarization surveys also denoted the presence of significant coincident I.P. anomalies. These factors clearly demonstrate the potential of this relatively unexplored project for the discovery of significant gold mineralization.

The Garfield Flats Project is within the Walker Lane shear zone, a 60 mile wide structural corridor extending in a southeast direction from Reno, Nevada, located 18 miles southeast of Hawthorne, NV along U.S. Highway 95. The project has excellent year round access and infrastructure within Mineral County, one of the most pro-mining counties in the pro-mining states and highest-grade gold districts of Nevada. The Garfield Flats Project is located adjacent to New Range Gold Corp’s (TSX.V: NRG) Pamlico project. In close Proximity to several past producing mines including the Bodie, Aurora, Borealis, Pamlico, Evening Star, Mabel, Mindoro and Camp Douglas Mines. Held by private interests for most of its history, Garfield Flats remains very underexplored with exceptional potential for new discoveries on several exploration targets with multiple zones.

ON BEHALF OF THE BOARD

“Jeffrey A. Cocks”

Jeffrey A. Cocks

President & CEO

FOR FURTHER INFORMATION PLEASE CONTACT: Nevada Canyon Gold Corp.

(TEL)- (888) 909-5548, (FAX)-(888) 909-1033

Email: info@nevadacanyongold.com

Website: www. nevadacanyongold.com

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This material contains statements about expected future events and/or financial results that are forward-looking in nature and subject to risks and uncertainties. Such forward-looking statements involve risks, uncertainties and other factors, which may cause the actual results, performance or achievements of Nevada Canyon Gold Corp., to be materially different from the statements made herein. Specifically, forward-looking statements in this news release include statements with respect to the potential mineralization and geological merits of the Company properties. There can be no assurance statements will prove to be accurate and actual results and future events could differ materially from anticipated in such statements. No stock exchange, securities commission or other regulatory body has reviewed nor accepts responsibility for the adequacy or accuracy of this release. Investors are advised to carefully review the reports and documents that Nevada Canyon Gold Corp. files from time to time with the SEC, including its Annual Form 10K for the fiscal year ended December 31, 2016, Quarterly and Current Reports.

Nevada Canyon Gold Corp. disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information or future events except as required by applicable securities legislation.